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                                                                EXHIBIT 11.1

                          EDUCATIONAL MEDICAL, INC.
                COMPUTATION OF PRO FORMA NET INCOME PER SHARE



                                                           Three months
                                                           ended June 30,
                                                                1996
                                                          ---------------
Primary and fully diluted:
   Weighted average common stock
      outstanding during the period                          5,412,548
   Effect of common stock
      equivalents issued subsequent
      to August 7, 1995 computed in
      accordance with the treasury
      stock method as required by
       the SEC (1)                                              112,000
                                                             ----------
Total                                                         5,524,548
                                                             ==========


Pro forma net income                                         $   59,449
Pro forma net income per
   share of common stock                                     $      .01



     (1)Pursuant to Securities and Exchange Commission Staff Accounting Bulletin NO. 83, Common Stock equivalents issued at prices below the initial public offering price per share of $10 ("cheap stock") during the twelve month period immediately preceeding the initial filing date of the Company's Registration Statement for its initial public offering have been included as outstanding for all periods presented prior to the initial public offering.